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                                                                  Exhibit 99.10

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Post-Effective Amendment No. 43 to Registration Statement No. 2-54607 on Form N-1A of our reports dated October 24, 2005 relating to the financial statements of MFS Government Money Market Fund, MFS Mid Cap Growth Fund, MFS Money Market Fund and MFS Municipal Bond Fund, each a series of MFS Series Trust IV, appearing in the annual reports to shareholders for the year ended August 31, 2005, and to the references to us under the headings "Financial Highlights" in each Prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in each Statement of Additional Information, each of which are a part of such Registration Statement.


DELOITTE & TOUCHE LLP
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Deloitte & Touche LLP

Boston, Massachusetts
December 27, 2005